Exhibit 15.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 21, 2014

Board of Directors

Ecopetrol S.A.

Calle 35 No. 7-21 Piso 1

Bogota, D.C. Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of and information derived from our third party letter report dated February 27, 2014, containing our opinions regarding our estimates, as of December 31, 2013, of the proved oil, condensate, natural gas liquids, natural gas, and oil equivalent reserves of certain selected properties owned by Ecopetrol S.A. in Colombia and Peru (our Third Party Letter Report) as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company—Overview by Business Segment—Reserves,” “Item 18. Financial Statements, Table IV—Reserve Information,” “Item 19. Exhibits,” and as Exhibit 99.3 in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2013 (the Annual Report) and as incorporated by reference into Ecopetrol S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on July 26, 2013 (the Registration Statement) and we further consent to the references to DeGolyer and MacNaughton as set forth in the Registration Statement under the heading “Experts”; provided, however, that we are necessarily unable to verify the accuracy of the reserves estimates contained in the Annual Report because our estimates of reserves have been combined with estimates of reserves prepared by other petroleum consultants.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716